Exhibit 99.1

News Release

For Immediate Release

TearLab Corporation Announces Inducement Grant

Under NASDAQ Rule 5635(c)(4)

SAN DIEGO, October 21, 2013 -- TearLab Corporation (Nasdaq:TEAR: TSX:TLB) ("TearLab" or the "Company")

today announced that on October 21, 2013, a majority of the independent members of the Company’s Board of Directors approved the grant of an option to purchase 300,000 shares of the Company’s common stock to Joseph Jensen, the Company’s President and Chief Operating Officer. The stock option has a ten-year term and a per share exercise price equal to the higher of (i) the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on October 21, 2013 or (ii) the prior five-day volume weighted average price of the Company’s common stock as quoted on the Nasdaq Capital Market at the close of business on October 21, 2013. The stock option has a vesting commencement date of October 21, 2013, Mr. Jensen’s start date with the Company, and will vest in equal annual increments over a three year period, subject to Mr. Jensen’s continued service with the Company through each applicable vesting date. In addition, the stock option will fully accelerate as to vesting in the event of a change of control prior to Mr. Jensen’s termination of service. The stock option grant was made as an inducement that was material to Mr. Jensen’s acceptance of employment with the Company and was granted as an employment inducement award pursuant to NASDAQ Listing Rule 5635(c)(4).

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation’s common shares trade on the NASDAQ Capital Market under the symbol “TEAR’ and on the Toronto Stock Exchange under the symbol “TLB’.

Forward-Looking Statements

This press release may contain forward-looking statements. These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding the future potential of the TearLab Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACT:

Stephen Kilmer

(647) 872-4849

skilmer@tearlab.com